UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     July 26, 2011

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

(Former address and telephone number, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 26, 2011, in connection with his retirement, Dennis C. Cossey resigned as a member of our Board of Directors.   Mr. Cossey had served as one of the three directors elected by the holders of our Common Stock and Series A Convertible Preferred Stock (voting together as a single class).  On the same date, Mr. Cossey also resigned as a director, officer or manager of each of our subsidiaries or affiliates in which he held office, including, without limitation, as a member of the Board of Directors of our subsidiary, CASTion Corporation.

Also on July 26, 2011, Mr. Cossey’s employment as our Executive Chairman was terminated in accordance with his Executive Employment Agreement dated as of March 1, 2010.  Pursuant to Mr. Cossey’s employment agreement, he is entitled to receive severance payments of $12,500 per month for twelve months following the termination of his employment, and we will keep in force for such twelve-month period all health insurance benefits afforded to Mr. Cossey and his family at the time of termination.  Mr. Cossey’s Executive Employment Agreement contains a provision prohibiting Mr. Cossey, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.

Mr. Cossey’s Executive Employment Agreement was filed as Exhibit 10.4 to our Current Report on Form 8-K filed on March 9, 2010 and the foregoing discussion is qualified in its entirety by reference to such Exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2011

THERMOENERGY CORPORATION (Registrant)

By:	/s/ Cary G. Bullock
Name: Cary G. Bullock
Title: President and Chief Executive Officer